Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, (303) 312-8155

Bill Barrett Corporation Announces Appointment

of Ed Segner to its Board of Directors

DENVER — August 13, 2009 — Bill Barrett Corporation (NYSE: BBG) announced today that its Board of Directors appointed Edmund (Ed) P. Segner, III as an independent director effective August 12, 2009. Mr. Segner will serve on the Audit and Compensation Committees of the Board of Directors.

Mr. Segner currently is a professor in the practice of engineering management in the Department of Civil and Environmental Engineering at Rice University. In 2008, Mr. Segner retired from EOG Resources, Inc. (EOG), a publicly traded independent oil and gas exploration and production company. Among the positions he held at EOG was President and Chief of Staff and Director from 1999 to 2007. During the period March 2003 through June 2007, he also served as the principal financial officer. Mr. Segner’s background includes a Bachelor of Science in Civil Engineering degree from Rice University, a Master of Arts in economics from the University of Houston and he is a certified public accountant. He currently serves as a member of the board or as a trustee for several non-profit organizations as well as being a director of Exterran Partners, L.P. and Seahawk Drilling, Inc.

Chairman of the Board and Chief Executive Officer Fred Barrett commented: “Ed has significant natural gas and oil industry experience as well as a background in both financial and operational disciplines. He is a valuable addition to our Board of Directors and we look forward to working with him.”

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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